Exhibit 5.10

Our Ref: CK/BRW/PA073/34

29 May, 2013

CHC Helicopter S.A.

4740 Agar Drive

Richmond, BC

V7B 1A3

Canada

Dear Sirs,

We have acted as counsel to CHC Leasing (Ireland) Limited (the “Irish Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by CHC Helicopter S.A. (the “Issuer”), the Irish Guarantor and the guarantors (together, the “Guarantors”) each party to the Indenture, dated 13 May 2013 (the “Indenture”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issue by the Issuer of US$300,000,000 aggregate principal amount of 9.375 per cent. Senior Notes due 2021 (the “Notes”) and the issue by the Guarantors of guarantees (the “Guarantees” including the guarantee provided by the Irish Guarantor, being the “Irish Guarantee”) with respect to the Notes. We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations and searches as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures of the Irish Guarantor, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

For the purposes of this opinion we have examined originals or copies of the documents listed at (a) - (h) below:

(a)	the Registration Statement;

(b)	the Indenture;

(c)	a registration rights agreement dated 13 May 2013 between, inter alios, the Irish Guarantor, the Issuer and Morgan Stanley & Co, Incorporated (the “Registration Rights Agreement”);

(d)	the Irish Guarantor’s Certificate of Incorporation;

(e)	the Irish Guarantor’s Memorandum and Articles of Association;

1.

(f)	resolutions of the directors of the Irish Guarantor dated 7 May 2013 authorising the issue of the Notes and the entry into, inter alia, the Registration Rights Agreement and the Indenture and matters arising therefrom;

(g)	the corporate certificate of the Company dated 29 May, 2013; and

(h)	the following legal searches (the “Searches”) against the Company on 29 May, 2013:

(i)	on the file of the Company maintained by the Registrar of Companies in Dublin for mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, examiner or liquidator;

(ii)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of the search; and

(iii)	in the Central Office of the High Court of Dublin for any proceedings and petitions filed in the last two years.

( The documents listed at (a) to (g) herein referred to as the “Documents”)

For the purpose of giving this opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not been instructed to verify independently any assumption:

1.	The truth, completeness, accuracy and authenticity of all copy letters, resolutions, certificates, permissions, minutes, authorisations and all other documents of any kind submitted to us as originals or copies of originals, and (in the case of copies) conformity to the originals of copy documents, the genuineness of all signatories, stamps and seals thereon and that each original was executed in the manner appearing on the copy.

2.	That, where incomplete Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, the originals of such Documents correspond in all respects with the last draft of the complete Documents submitted to us.

3.	That the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held and all formalities were duly observed, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona tide throughout.

4.	The absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the parties to the documents and their respective officers, employees, agents and (with the exception of Arthur Cox) advisers.

5.	The truth completeness and accuracy of all representations and statements as to factual matters contained in the Documents (including without limitation the corporate certificate of the Company referred to at paragraph (g) above), at the time they were made and at all other times thereafter.

6.	That the Documents have been executed in a form and content having no material difference to the drafts provided to us; have been delivered by the parties thereto and not be subject to any escrow arrangements and the terms thereof will be observed and performed by the parties thereto and the final version of each Document has been presented to each of the parties thereto for signature.

7.	That any signatures on the Documents are the signatures of the persons who they purport to be.

8.	That the Documents are all the documents relating to the subject matter of the Registration Statement and that there are no agreements or arrangements of any sort in existence between the parties to the Documents (other than the Irish Guarantor) which in any way amend or vary the terms of the Documents or in any way bear upon or are inconsistent with the opinions stated herein. In particular, we express no opinion on any documents that the Documents contemplate that the Irish Guarantor will enter into in the future.

9.	That the parties to the Documents (other than the Irish Guarantor) are not incorporated in Ireland, that the parties to the Documents are not “consumers” for the purposes of Irish law or the Irish Consumer Protection Code, that the parties (other than the Company to the extent opined on herein) are duly incorporated and validly in existence and that they and their respective signatories have the appropriate capacity, power and authority to execute the Documents, to perform their respective obligations thereunder and to render the Documents and all obligations thereunder legal, valid, binding and enforceable on them and that each party (other than the Company to the extent opined on herein) has taken all necessary corporate action and other steps to execute, deliver and perform the Documents and the obligations set out therein.

10.	The execution, delivery and performance of the Documents (i) does not and will not contravene the laws of any jurisdiction outside Ireland, (ii) does not and will not result in any breach of any agreement, instrument or obligation to which any party to the Documents is a party and (iii) is not and will not be illegal or unenforceable by virtue of the laws of any jurisdiction outside Ireland.

11.	That all relevant authorisations, approvals, consents and licences required in any jurisdiction and all formalities and requirements of the laws of any relevant jurisdiction and of any regulatory authority therein applicable to the execution, performance, delivery, enforceability and admissibility in evidence of the Documents (i) have been made, done or obtained, as the case may be (other than in Ireland insofar as opined on herein) and (ii) have been and will be duly complied with (and in each case (where applicable) (a) they are in full force and effect and (b) were made, done, obtained or complied with within any applicable time period).

12.	That the Company was not mistaken in entering into the Documents as to any relevant fact.

13.	That all of the Documents constitute legal, valid and binding obligations of the parties thereto enforceable in accordance with their respective terms under the laws of any relevant jurisdiction other than Ireland insofar as opined on herein.

14.	The accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search or enquiry been altered. In this connection, it should be noted that the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for and it should be noted that searches at the Companies Registration Office, Dublin do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company.

Our opinions set forth below are subject to the following reservations:

1.	The effects of bankruptcy, insolvency, fraudulent conveyance, examinership, reorganisation, moratorium and other similar laws relating to or affecting creditors’ rights generally.

2.	General equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

3.	A determination or a certificate as to any matter provided for in the Documents may be held by an Irish court not to be final, conclusive or binding if such determination or certificate could be shown to have an unreasonable, incorrect or arbitrary basis or not to have been given or made in good faith.

4.	Where a party to a Document is vested with a discretion or may determine a matter in its opinion, Irish law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

5.	A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Documents have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

6.	No opinion is expressed on any deed of assignment, transfer, accession or similar document executed after the date of this opinion in relation to any of the rights and obligations contained in the Documents.

7.	No opinion is expressed on any deed or agreement envisaged by the Documents to be entered at a future date or any future action taken by a party under the Documents.

8.	The effectiveness of any provisions in the Documents excusing a party from a liability or duty otherwise owed are limited by Irish law, particularly in relation to “fundamental breaches” of a contract.

9.	We express no opinion as to any obligation which any of the Documents may purport to establish in favour of any person who is not a party to the relevant Document.

10.	Any provision of a Document which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party to the Documents or any other person may be ineffective.

11.	To the extent that any matter is expressed to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty.

12.	We express no opinion as to the circumstances in which a party may transfer a contract or any obligation in or under a contract without an agreement by way of novation entered into between the transferor, the transferee and the other party to the contract.

13.	Where a party to an agreement is a party to that agreement in more than one capacity, that party may not be able to enforce obligations owed by it to itself by reason of the doctrine of merger.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(a) The Irish Guarantor is a private limited company and is duly incorporated and validly existing under the laws of Ireland.

(b) The Irish Guarantor has all necessary corporate power and authority, under its Memorandum and Articles of Association, to execute and deliver the Irish Guarantee and the Indenture (together the “Note Documents”) and to perform its obligations thereunder in accordance with the terms of the Note Documents.

(c) All necessary corporate action required on the part of the Irish Guarantor to authorise the execution and delivery of the Note Documents and the performance by the Irish Guarantor of its obligations under the Note Documents has been duly taken. The Note Documents, have been duly executed and, if applicable, delivered by the Irish Guarantor.

(d) The entry into and the performance by the Irish Guarantor of its obligations under the Note Documents does not not contravene:

(a)	any material law of Ireland applicable to the Company; or

(b)	the memorandum and articles of association of the Company

(e) The Note Documents which are expressed to be governed by the laws of the State of New York are, as a matter of Irish law, in the proper form for enforcement before the Irish Courts.

(f) No consent, authorisation, licence or approval from any Irish Governmental or public body or public authority and no registration, filing or recording of any of the Note Documents or any instrument relating thereto (including the Notes) in any Irish public office, governmental authority or regulatory body is necessary under the laws of Ireland to ensure the validity and enforceability of the Note Documents against the Irish Guarantor.

We do not express any opinion herein concerning any law other than the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland.

We hereby consent to the filing of this opinion letter as Exhibit 5.10 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

We understand and agree that Cooley LLP, counsel to CHC Helicopter S.A,, may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Yours faithfully

/s/ Arthur Cox

ARTHUR COX